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         [THINKEQUITY PARTNERS LOGO]  [GEORGESON SHAREHOLDER SECURITIES LOGO]

                               FRANKLIN COVEY CO.

                        OFFER TO PURCHASE FOR CASH UP TO
                      7,333,333 SHARES OF ITS COMMON STOCK
                               AT $6.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, ON FRIDAY, DECEMBER 21, 2001, UNLESS THE OFFER IS EXTENDED.

                               November     , 2001
                                        ----

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Franklin Covey Co., a Utah corporation, has engaged ThinkEquity Partners LLC and Georgeson Shareholder Securities Corporation to act as Dealer Managers in connection with its offer to purchase shares of its common stock, par value $.05 per share. Franklin Covey is offering to purchase up to 7,333,333 shares at $6.00 per share in cash.

Franklin Covey's offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal which, as amended from time to time, together constitute the offer.

Franklin Covey will pay the purchase price for all shares validly tendered and not withdrawn, subject to proration in the event of oversubscription. If, before the offer expires, more than 7,333,333 shares are validly tendered and not withdrawn, Franklin Covey will first accept for payment all shares submitted by holders of odd lots following which it will purchase shares on a pro rata basis from all shareholders who validly tender shares. Franklin Covey will return at its own expense all shares not purchased pursuant to the offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration.

Franklin Covey reserves the right, in its reasonable discretion, to purchase more than 7,333,333 shares pursuant to the offer.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See the Offer to Purchase.

For your information and for forwarding to your clients, we are enclosing the following documents:

l. The Offer to Purchase.

2. The Letter of Transmittal for your use and for the information of your clients.

3. The Notice of Guaranteed Delivery to be used to accept the offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis.

4. A letter that may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the offer.

5. A return envelope addressed to Alpine Fiduciary Services, Inc., the
Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, ON FRIDAY, DECEMBER 21, 2001, UNLESS THE OFFER IS EXTENDED.

Franklin Covey will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of

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shares pursuant to the offer (other than to ThinkEquity Partners LLC, and
Georgeson Shareholder Securities Corporation, as the Dealer Managers, and Georgeson Shareholder Communications Inc., as the Information Agent). Franklin Covey will, upon request, reimburse you for the reasonable and customary handling and mailing expenses you incur in forwarding materials relating to the offer to your clients. Franklin Covey will pay all stock transfer taxes applicable to its purchase of shares pursuant to the offer, except as otherwise provided in the Letter of Transmittal.

In order to take advantage of the offer, a shareholder must complete and sign the Letter of Transmittal or a copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or, in the case of book-entry transfer, deliver an Agent's Message (as defined in the Offer to Purchase), and any other required documents to Alpine Fiduciary Services, Inc., the Depositary, and either mail or deliver the stock certificates for the shares or tender the shares pursuant to the procedures for book-entry transfer described in the Offer to Purchase and Letter of Transmittal. Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documents cannot be delivered to the Depositary by the expiration of the offer should tender the shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase.

Any questions or requests for assistance or additional copies of the enclosed materials may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

             Very truly yours,

             THINKEQUITY PARTNERS   GEORGESON SHAREHOLDER SECURITIES CORPORATION

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON THE AGENT OF FRANKLIN COVEY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER EXCEPT THE STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.











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